SECOND AMENDMENT TO 2009 INCENTIVE COMPENSATION PLAN

OF BEAMZ INTERACTIVE, INC.

This Second Amendment (this “Amendment”) to the 2009 Incentive Compensation Plan (the “Plan”) of Beamz Interactive, Inc., a Delaware corporation (the “Corporation”), is made by the Corporation pursuant to the authorization of the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Plan.

WHEREAS, pursuant to the Corporation’s Fourth Amended and Restated Certificate of Incorporation a requisite percentage of the former holders of the Corporation’s Series C Convertible Preferred Stock previously agreed to convert all Series C Convertible Preferred Stock into shares of the Corporation’s common stock, par value $.001 per share (“Common Stock”); and

WHEREAS, the Board and the stockholders of the Corporation have determined by written consent it is in the best interests of the Corporation to amend the Plan to provide for Awards under the Plan to be made in shares of the Corporation’s Common Stock rather than in shares of the Company’s Series C Convertible Preferred Stock as currently provided in the Plan as a result of the above described conversion of Series C Convertible Preferred Stock into shares of Common Stock; and

WHEREAS, the Board and the stockholders of the Corporation have determined by written consent it is in the best interests of the Corporation to amend Section 3(a) of its Plan to increase the maximum number of shares Stock (as defined in the Plan) reserved and available for delivery in connection with “Awards” under the Plan from 400,000 to 1,150,000;

NOW, THEREFORE, the Plan is hereby amended as set forth below.

1. Amendment to Section 3(a). Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“(a) Limitation on Overall Number of Shares of Stock Subject to Awards. Subject to adjustment as provided in Section 8(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be the sum of (i) 1,150,000 shares of Stock plus (ii) the number of shares of Stock with respect to which any Awards previously granted under the Plan terminated without being exercised, expire, are forfeited or canceled, do not vest, or are surrendered in payment of any Awards or any tax withholding with regard thereto. Any shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Subject to adjustment as provided in Section 8(c) hereof, the number of shares of Stock that may be issued pursuant to Incentive Stock Options shall not exceed 50,000 shares.”

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2. Definition of “Stock”. The definition of “Stock” set forth in Section 9(gg) of the Plan is hereby deleted in its entirety and replaced with the following:

“Stock” means the Company’s Common Stock, par value $0.001 per share.

3. Effect of Amendment. Except as amended hereby, the Plan shall remain unchanged. This Amendment shall be construed as part of the Plan.

Dated:1/31/12

BEAMZ INTERACTIVE, INC.

By:	/s/ Charles R. Mollo
Charles Mollo, President

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